                      NOTICE TO SHAREHOLDERS OF MERGER OF
             GNC TRANSITION CORP INTO GUARANTY NATIONAL CORPORATION
                           AND OF DISSENTERS' RIGHTS

To the Shareholders of Guaranty National Corporation:

     Please be advised that the board of directors of GNC Transition Corp, at a meeting held December 6, 1997, approved a Plan of Merger between that corporation and Guaranty National Corporation as set forth in Articles of Merger dated December 6, 1997. Copies of the Articles of Merger and the directors' resolution approving the plan are attached hereto. The effective date of the merger is December 16, 1997.

     Shareholders wishing to surrender shares for the merger price of $36.00 per share should deliver certificated shares properly endorsed, or direct the record holder of shares to deliver them, to the attention of the Corporate Secretary of Guaranty National Corporation at 9800 South Meridian Boulevard, Englewood, CO 80112. It is recommended that certificated shares be delivered by registered or certified mail to ensure proper delivery. If you have any questions concerning this procedure, they may be directed to the Corporate Secretary's Office by calling, collect, (303) 754-8400.

     Approval of the Plan of Merger by the shareholders of Guaranty National Corporation is not required pursuant to sec. 7-111-104 of the Colorado Business Corporation Act since GNC Transition Corp owns more than 90% of the outstanding common stock of Guaranty National Corporation. Shareholders who do not exercise dissenters' rights in accordance with the following paragraph will receive a cash payment of $36 each for their shares as set forth above.

     You are entitled to exercise dissenters' rights and demand payment for your shares under C.R.S. sec.sec. 7-113-101 to 7-113-302, copies of which are attached hereto. The address at which Guaranty National Corporation will receive payment demands and where certificates for certificated shares must be deposited by shareholders making a demand for payment is 9800 South Meridian Boulevard, Englewood, Colorado 80112. A form for demanding payment is also enclosed. Guaranty National Corporation must receive the demand for payment and the certificates for certificated shares on or before January 7, 1998. When a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each such beneficial shareholder must certify to Guaranty National Corporation that the beneficial shareholder and the record shareholder or record shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters' rights as to all such shares as to which there is no limitation on the ability to exercise dissenters' rights.

Dated: December 6, 1997

                                                   /s/ BEVERLY SILK
                                          --------------------------------------
                                                        Secretary

                         GUARANTY NATIONAL CORPORATION

                           FORM FOR DEMANDING PAYMENT
             IN CONNECTION WITH THE EXERCISE OF DISSENTERS' RIGHTS

     The undersigned shareholder of Guaranty National Corporation (the "Company") pursuant to C.R.S. sec. 7-113-204 hereby demands payment for the shares of the Company held by the undersigned as represented by the enclosed stock certificate.

Name of shareholder:
--------------------------------------------------------------------------------

Number of shares Owned:
--------------------------------------------------------------------------------

Address to which payment is to be made:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                          --------------------------------------
                                                (Signature of shareholder)

     This form should be used only if you wish to exercise dissenters' rights. Do not use this form if you wish to surrender shares for the merger price of $36.00 per share. Instead, follow the instructions in the second paragraph of the Notice to Shareholders.

                               ARTICLES OF MERGER

     Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporations adopt the following Articles of Merger:

     First:  The Plan of Merger is as follows:

     A. At the effective date of the merger, GNC Transition Corp shall be merged with and into Guaranty National Corporation (the "Company" or the "Surviving Corporation"), and the separate corporate existence of GNC Transition Corp shall cease.

     B. At the effective date, all the property, rights, privileges, powers and franchises of the Company and GNC Transition Corp shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and GNC Transition Corp shall become the debts, liabilities and duties of the Surviving Corporation.

     C. At the effective date, the Restated Articles of Incorporation of the Company, as in effect immediately prior to the effective date, shall be the Articles of Incorporation of the Surviving Corporation, until duly amended in accordance with applicable law.

          a. The Bylaws of the Company, as in effect at the effective date, shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

     D. Each share of the Company's common stock ("Share") issued and outstanding immediately prior to the effective date (other than shares held in the Company's treasury or by GNC Transition Corp and other than Shares as to which dissenters' rights have been properly exercised, shall, by virtue of the merger and without any action on the part of the holder thereof, be converted into the right to receive $36.00 in cash (the "Merger Price"), payable to the holder thereof, without interest thereon, upon the surrender of the certificate formerly representing such Share.

          a. Each Share held in the treasury of the Company immediately prior to the effective date shall, by virtue of the merger and without any action on the part of the holder thereof, be cancelled, retired and cease to exist and no payment shall be made with respect thereto.

          b. Each Share held by GNC Transition Corp immediately prior to the effective date shall remain outstanding and unchanged after the merger as a share of the Surviving Corporation.

     E. The shares of common stock of GNC Transition Corp issued and outstanding immediately prior to the effective date shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for such number of shares of common stock, par value $1.00 per share, of the Surviving Corporation as shall equal the number of Shares converted into the right to receive the Merger Price pursuant to Paragraph D, above.

     F. At the effective date, each outstanding option to purchase Shares from the Company (an "Option"), whether or not then exercisable shall be converted into or replaced by an option to purchase a number of shares of Orion Capital Corporation ("Orion") common stock (which shall be rounded up if .5 or more and rounded down if less than .5 so that no option on Orion common stock shall relate to a fractional share) equal to the number of Shares subject to the Option multiplied by a fraction the numerator of which shall be 36 and the denominator of which shall be the average of the closing price of Orion common stock on the ten trading days ending on the fifth trading day prior to the effective date, at a price per share (rounded to the nearest whole cent) equal to (i) the aggregate exercise price for the Shares otherwise purchasable pursuant to such stock option, divided by (ii) the number of full shares of Orion common stock deemed purchasable pursuant to such option in accordance with the foregoing.

     Second: The Plan of Merger has been adopted by action of the shareholders and board of directors of GNC Transition Corp and by action of the board of directors of the Company, without any vote of its shareholders, pursuant to C.R.S. sec. 7-111-104(3). As of the date of execution of these Articles of Merger,

GNC Transition Corp owned more than 90% of the outstanding shares of the only class of voting stock of the Company, so as to render C.R.S. sec. 7-111-104(3) applicable.

     Third: The effective date of the merger is December 16, 1997, which date complies with the provisions of C.R.S. sec. 7-111-104(5).

Dated: December 6, 1997.

                                                 GUARANTY NATIONAL CORPORATION
                                                 (the Company)
            By: /s/ BEVERLY SILK                           By: /s/ JAMES R. POULIOT
---------------------------------------------    ---------------------------------------------
                  Secretary                                        President

                                                 GNC TRANSITION CORP

         By: /s/ MICHAEL P. MALONEY                         By: /s/ DANIEL L. BARRY
---------------------------------------------    ---------------------------------------------
            Senior Vice President                            Senior Vice President
                  Secretary

     RESOLVED, that the form and substance of the Articles of Merger and the Notice to Shareholders of Merger of GNC Transition Corp into Guaranty National Corporation and of Dissenters' Rights, copies of which are hereby ordered attached to the minutes of this meeting as Exhibits 1 and 2, respectively, and incorporated in this resolution by reference, are hereby approved and adopted and the officers of the Corporation, and each of them, are authorized to execute, deliver and/or file such documents in accordance with the provisions thereof and of the Colorado Business Corporation Act, as set forth therein and as necessary or appropriate to give effect to the merger.

From:    Jeanne Hotchkiss                                 Dawn W. Dover
         Orion Capital Corporation                        Kekst & Company
         9 Farm Springs Road                              437 Madison Avenue
         Farmington, CT  06032                            New York, NY  10022
         (860) 674-6754                                   (212) 521-4817

FOR IMMEDIATE RELEASE

                     ORION CAPITAL CORPORATION TENDER OFFER
                     FOR GUARANTY NATIONAL SHARES COMPLETED

                              --------------------


Farmington, CT (December 8, 1997) - Orion Capital Corporation (NYSE:OC) today announced that its tender offer to purchase all outstanding shares of the common stock of Guaranty National Corporation (NYSE: GNC) for $36 per share was successfully completed, with 97.1% of the Guaranty National shares not held by Orion or its subsidiaries having been validly tendered. The tender offer, which expired at 12:00 midnight, New York time on December 5, 1997, was made pursuant to an agreement entered into by Orion and Guaranty National and will be followed by the merger of Guaranty with a wholly-owned subsidiary of Orion.

Based on its preliminary tabulation, the Depositary for the Offer has informed Orion that 2,884,526 shares of Guaranty National Corporation were tendered and not withdrawn pursuant to the Offer (including 129,233 shares tendered by means of notices of guaranteed delivery). Orion has accepted the shares tendered for payment, which together with the 12,129,942 shares currently owned by certain of Orion's wholly-owned subsidiaries, represents approximately 99.4% of the shares of Guaranty National Corporation outstanding. Only 85,653 shares of Guaranty National Corporation were not tendered.

The remaining shareholders of Guaranty National Corporation will receive, pursuant to the terms of the Merger Agreement, $36 per share in cash upon delivery of their shares of Guaranty National common stock. The merger is expected to close on or about December 16, 1997.

W. Martson Becker, Orion Chairman and CEO, stated, "In the growing and attractive nonstandard automobile market, Guaranty National has a solid presence, excellent management, an extremely well-positioned product portfolio and outstanding prospects. This merger will provide Guaranty with additional financing options to continue its expansion in this rapidly consolidating arena. Orion, in turn, will benefit from the financial performance that derives from a growing and well-run operation."

                                     -more-

Orion Capital Tender Offer
for Guaranty National Shares Completed                                        2.

"Orion and Guaranty National have enjoyed a mutually rewarding relationship for more than a dozen years. We expect that this new chapter in our association will benefit our customers, agents, employees and shareholders for years to come," Mr. Becker added.

Guaranty National is a Colorado-based property and casualty insurance holding company with operating subsidiaries that write private passenger automobile insurance, as well as specialty commercial automobile, collateral protection and other commercial coverages. The Company is a leading provider of nonstandard personal automobile insurance written through independent agents.

Orion Capital is engaged in the specialty property and casualty insurance business through wholly-owned subsidiaries which include EBI Companies, DPIC Companies, Connecticut Specialty, and Wm. H. McGee, as well as through its ownership interest in Guaranty National Corporation.


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